Code Green Apparel Corp. 8-K

Exhibit 10.2

CODE GREEN APPAREL CORP.
FORM OF EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) is entered into this ____ day of _______ 2016, to be effective as of the Effective Date as defined below between Code Green Apparel Corp., a Nevada corporation (the “Company”), and [Executive] (“Executive”) (each of the Company and Executive are referred to herein as a “Party”, and collectively referred to herein as the “Parties”).

W I T N E S S E T H:

  WHEREAS, the Company desires to obtain the services of the Executive, and the Executive desires to be employed by the Company upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the premises, the agreements herein contained and other good and valuable consideration, receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as of the Effective Date as follows:

ARTICLE I.
EMPLOYMENT; TERM; DUTIES

1.1.

Employment. Pursuant to the terms and conditions hereinafter set forth, the Company hereby employs Executive, and Executive hereby accepts such employment, as an Executive Vice President of the Company for a period beginning on the Effective Date and ending on the one (1) year anniversary of the Effective Date (the “Initial Term”); provided that this Agreement shall automatically extend for additional one (1) year periods after the Initial Term (each an “Automatic Renewal Term” and the Initial Term together with all Automatic Renewal Terms, if any, the “Term”) in the event that neither Party provides the other written notice of their intent not to automatically extend the term of this Agreement at least thirty (30) days prior to the end of the Initial Term or any Automatic Renewal Term, as applicable (each a “Non-Renewal Notice”).

1.2.

Duties and Responsibilities. Executive, as Executive Vice President, shall devote his full-time, attention, and energies to the business of the Company and will diligently and to the best of his ability perform all duties incident to his employment hereunder, shall perform such administrative, managerial and executive duties for the Company (i) as are prescribed by applicable job specifications for the Executive Vice President of a public company the size and nature of the Company, including, but not limited to managing (or co-managing in the discretion of the Company) and aggressively driving all aspects of the Company’s sales initiatives, including, but not limited to corporate apparel, uniforms and accessories, (ii) as may be prescribed by the Bylaws of the Company, (iii) as are customarily vested in and incidental to such position, and (iv) as may be assigned to him from time to time by the Board of Directors of the Company (the “Board”).

1.3.

Other Activities. The Company expressly acknowledges that Executive may:

1.3.1

make and manage personal business investments of Executive’s choice without consulting the Board;

1.3.2

serve in any capacity with any non-profit civic, educational or charitable organization; and

1.3.3

undertake any other actions, business transactions, agreements and undertakings which the Executive has received approval of the Board of Directors to enter into and/or undertake, provided that

1.3.4

Executive shall undertake only such actions or services that do not interfere with the Executive’s obligations hereunder.

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1.4.

Covenants of Executive.

1.4.1

Best Efforts. Executive shall devote his best efforts to the business and affairs of the Company. Executive shall perform his duties, responsibilities and functions to the Company hereunder to the best of his abilities in a diligent, trustworthy, professional and efficient manner and shall comply, in all material respects, with all rules and regulations of the Company (and special instructions of the Board, if any) and all other rules, regulations, guides, handbooks, procedures and policies applicable to the Company and its business in connection with his duties hereunder, including all United States federal and state securities laws applicable to the Company.

1.4.2

Records. Executive shall use his best efforts and skills to truthfully, accurately, and promptly prepare, maintain, and preserve all records and reports that the Company may, from time to time, request or require, fully account for all money, records, equipment, materials, or other property belonging to the Company of which he may have custody, and promptly pay and deliver the same whenever he may be directed to do so by the Board.

1.4.3

Compliance. Executive shall use his best efforts to maintain the Company’s compliance with all rules and regulations of the Securities and Exchange Commission (“SEC”), and reporting requirements for publicly traded companies under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

1.5.

Location of Executive’s Principal Office. During the Term, the Executive’s principal office shall be in the Company’s Dallas office, unless mutually agreed otherwise by the Executive and the Company.

1.6.

Effective Date. The “Effective Date” of this Agreement shall be April 1, 2016.

ARTICLE II.
COMPENSATION AND OTHER BENEFITS

2.1.

Base Salary. So long as this Agreement remains in effect, for all services rendered by Executive hereunder and all covenants and conditions undertaken by the Parties pursuant to this Agreement, the Company shall pay, and Executive shall accept, as compensation, a monthly base salary (“Base Salary”) as follows, beginning at the start of the first full month after the Effective Date:

2.1.1

[____] for the first two full calendar months following the Effective Date (the “First Two Months”);

2.1.2

[____] for the first full two calendar months following the end of the First Two Months (the “Second Two Months”); and

2.1.3

[____] per month thereafter during the Term of this Agreement.

2.2.

Payment of Base Salary. The Base Salary shall be payable in regular installments in accordance with the normal payroll practices of the Company, in effect from time to time, but in any event no less frequently than on a monthly basis. For so long as Executive is employed hereunder, beginning on December 31, 2016, and on each December 31st thereafter, the Base Salary may be increased as determined by the Board of Directors in its sole and absolute discretion. Such increase in salary, if any, shall be documented in the Company’s records, but shall not require the Parties enter into a new or amended form of this Agreement.

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2.3.

Equity Consideration. Within thirty (30) days of the Parties entry into this Agreement, the Company shall issue Executive [3,750,000/3,250,000] restricted shares of common stock of the Company, which shall be subject to vesting and forfeiture pursuant to the terms of the Restricted Stock Agreement attached hereto as Exhibit A (the “Shares”).

2.4.

Commissions.

2.4.1

In addition to the Base Salary, and subject to the remaining terms and conditions of this Section 2.4 and this Agreement, the Executive shall earn:

(i)

a commission on Company Net Sales to accounts other than on “On the Border”, “Sports Clips” and “7-Eleven”, determined on a case by case basis in the reasonable discretion of the Company (the “Market Commission”). The Market Commission rate will be set by the Company from time to time and from account to account, based upon the Net Sales and Net Profit of all shipments to specific accounts or programs originated through the Executive’s personal direct sales efforts as determined in the reasonable discretion of the Company; and

(ii)

a commission equal to 1.50% of all Net Sales shipped by the Company (and paid by customers), after the Effective Date and through the Term, for on “On the Border”, “Sports Clips” and “7-Eleven” accounts (the “Sales Commission”, and together with the Market Commission, the “Commissions”).

2.4.2

The Commissions shall be paid in cash no later than the end of the calendar month following the month during which the Company has received payment of such applicable underlying Net Sales and/or Net Profit, as applicable, or part thereof, unless otherwise agreed between the Company and Executive. “Net Sales” shall mean gross sales generated by the Company, less (i) returns, (ii) discounts, (iii) adjustments, (iv) allowances, and (v) any and all payments made to 10Star, LLC or the current or former equity owners thereof (“10Star”) in accordance with the terms of an Asset Purchase Agreement between the Company and 10Star (which such parties currently plan to enter into as of the date of this Agreement), until such time as the cash portion of the purchase price of the Company’s purchase of assets from 10Star pursuant to the terms of the Asset Purchase Agreement have been satisfied in full. “Net Profits” shall mean Net Sales less Expenses. “Expenses” shall mean the cost of all raw materials, production costs, design and manufacturing costs, commissions, shipping and handling costs, taxes, marketing, labor costs and other expenses associated with the marketing and sale of the Company’s products. For the sake of clarity all Commissions payable or due pursuant to this Section 2.4 shall cease being payable and shall cease being due upon the termination of this Agreement, provided that any commissions due to the Executive for Net Sales and/or Net Profits generated by the Company through the date of termination, the payment of which has been received by the Company, but not yet paid by the Company to Executive, shall be paid by the Company to Executive promptly upon such termination.

2.5.

Business Expenses. So long as this Agreement is in effect, the Company shall reimburse Executive for all reasonable, out-of-pocket business expenses incurred in the performance of his duties hereunder consistent with the Company’s policies and procedures, in effect from time to time, with respect to travel, entertainment, communications, technology/equipment and other business expenses customarily reimbursed to senior executives of the Company in connection with the performance of their duties on behalf of the Company.

2.6.

Vacation. Executive will be entitled to 15 days of paid time-off (“PTO”) per year. PTO days shall accrue beginning on the 1st of January for each year during the term of this Agreement. Unused PTO days shall expire on December 31 of each year and shall not roll over into the next year. Other than the use of PTO days for illness or personal emergencies, PTO days must be pre-approved by the Company.

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2.7.

Other Benefits. During the Term, the Executive shall be entitled to participate in any employee benefit plans or programs for which he is eligible that are provided by the Company to its management employees, such as retirement, health, life insurance, and disability plans, vacation and sick leave policies, business expense reimbursement policies that the Company has in effect from time to time, and stock option plan, life, health, accident, disability insurance plans, pension plans and retirement plans, in effect from time to time (including, without limitation, any incentive program or discretionary bonus program of the Company which may be implemented in the future by the Board), to the extent and on such terms and conditions as the Company customarily makes such plans available to its senior executives. The Company retains the right to terminate or alter the terms of any benefit programs that it may establish, provided that no such termination or alteration shall adversely affect any vested benefit under any benefit program.

2.8.

Withholding. The Company may deduct from any compensation payable to Executive (including payments made pursuant to this ARTICLE II or in connection with the termination of employment pursuant to ARTICLE III of this Agreement) amounts sufficient to cover Executive’s share of applicable federal, state and/or local income tax withholding, social security payments, state disability and other insurance premiums and payments.

ARTICLE III.
TERMINATION OF EMPLOYMENT

3.1.

Termination of Employment. Executive’s employment pursuant to this Agreement shall terminate on the earliest to occur of the following:

3.1.1

upon the death of Executive;

3.1.2

upon the delivery to Executive of written notice of termination by the Company if Executive shall suffer a physical or mental disability which renders Executive, in the reasonable judgment of the Board, unable to perform his duties and obligations under this Agreement for either 90 consecutive days or 180 days in any 12-month period;

3.1.3

upon the expiration of the Initial Term, unless a notice of termination pursuant to Section 1.1 is not given by either Party, in which case upon the expiration of the first Automatic Renewal Term that such a notice of termination is given with respect to either Party (if any);

3.1.4

upon delivery to the Company of written notice of termination by Executive for any reason other than for Good Reason;

3.1.5

upon delivery to Executive of written notice of termination by the Company for Cause;

3.1.6

upon delivery of written notice of termination from Executive to the Company for Good Reason, provided, however, prior to any such termination by Executive pursuant to this Section 3.1.6, Executive shall have advised the Company in writing within fifteen (15) days of the occurrence of any circumstances that would constitute Good Reason, and the Company has not cured such circumstances within 15 days following receipt of Executive’s written notice, with the exception of only five (5) days written notice in the event the Company reduces Executive’s salary without Executive’s consent or fails to pay Executive any compensation due him; or

3.1.7

upon delivery to Executive of written notice of termination by the Company without Cause.

3.2.

Certain Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

3.2.1

“Cause” shall mean, in the context of a basis for termination by the Company of Executive’s employment with the Company, that:

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(i)

Executive materially breaches any obligation, duty, covenant or agreement under this Agreement, which breach is not cured or corrected within thirty (30) days of written notice thereof from the Company (except for breaches of Section 1.3 and ARTICLE IV of this Agreement, which cannot be cured and for which the Company need not give any opportunity to cure); or

(ii)

Executive commits any act of misappropriation of funds or embezzlement; or

(iii)

Executive commits any act of fraud; or

(iv)

Executive is indicted of, or pleads guilty or nolo contendere with respect to, theft, fraud, a crime involving moral turpitude, or a felony under federal or applicable state law.

3.2.2

“Good Reason” shall mean, in the context of a basis for termination by Executive of his employment with the Company (a) without Executive’s consent, his position or duties are modified by the Company to such an extent that his duties are no longer consistent with the position of Executive Vice President of the Company, (b) there has been a material breach by the Company of a material term of this Agreement or Employee reasonably believes that the Company is violating any law which would have a material adverse effect on the Company’s operations and such violation continues uncured following thirty (30) days after such breach and after notice thereof has been provided to the Company by the Executive, or (c) Executive’s compensation as set forth hereunder is reduced without Executive’s consent, or the Company fails to pay to Executive any compensation due to him hereunder upon five (5) days written notice from Executive informing the Company of such failure.

3.2.3

“Termination Date” shall mean the date on which Executive’s employment with the Company hereunder is terminated.

3.3.

Effect of Termination. In the event that Executive’s employment hereunder is terminated in accordance with the provisions of this Agreement, Executive shall be entitled to the following:

3.4.

3.4.1

If Executive’s employment is terminated pursuant to Section 3.1.1 (death), Section 3.1.2 (disability), Section 3.1.3 (the end of the Initial Term if either Party has timely delivered a Non-Renewal Notice as provided in Section 1.1 or the end of any Automatic Renewal Term pursuant to which either Party has timely delivered a Non-Renewal Notice as provided in Section 1.1), Section 3.1.4 (without Good Reason by the Executive), or Section 3.1.5 (by the Company for Cause), Executive shall be entitled to salary accrued through the Termination Date and no other benefits other than as required under the terms of employee benefit plans in which Executive was participating as of the Termination Date and all Commissions and other commissions due pursuant to the terms of this Agreement shall cease and the Company shall have no obligations to pay such Commissions or commissions, except for those accrued and unpaid as of the Termination Date. Additionally, any unvested stock options or equity compensation (including the Shares) held by Executive shall immediately terminate and be forfeited (unless otherwise provided in the applicable award) and any previously vested stock options (or if applicable equity compensation, including the Shares) shall be subject to terms and conditions set forth in the applicable Stock Incentive Plan or Equity Compensation Plan, or award agreement, as such may describe the rights and obligations upon termination of employment of Executive.

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3.4.2

If Executive’s employment is terminated by Executive pursuant to Section 3.1.6 (Good Reason), or pursuant to Section 3.1.7 (without Cause by the Company), (a) Executive shall be entitled to continue to receive the Base Salary at the rate in effect upon the Termination Date of employment for six months, payable in accordance with the Company’s normal payroll practices and policies, as if Executive’s employment had not terminated (as applicable, the “Severance Period”); (b) provided Executive elects to receive continued health insurance coverage through COBRA, the Company will pay Executive’s monthly COBRA contributions for health insurance coverage, as may be amended from time to time (less an amount equal to the premium contribution paid by active Company employees, if any) through the Severance Period; provided, however, that if at any time Executive is covered by a substantially similar level of health insurance through subsequent employment or otherwise, the Company’s health benefit obligations shall immediately cease, and the Company shall have no further obligation to make COBRA contributions on Executive’s behalf. Additionally, unvested benefits (whether equity or cash benefits and bonuses (i.e., the pro rata amount of any such bonus)) will vest immediately upon such termination and any outstanding stock options previously granted to the Executive will vest immediately upon such termination and shall be exercisable by the Executive until the earlier of (A) one (1) year from the date of termination and (B) the latest date upon which such stock options would have expired by their original terms under any circumstances; and (c) all Commissions and other commissions due pursuant to the terms of this Agreement shall cease and the Company shall have no obligations to pay such Commissions or commissions, except for those accrued and unpaid as of the Termination Date. Additionally, all restricted stock awards granted to Executive shall vest immediately (including the Shares). Executive shall be entitled to no other post-employment benefits except as provided for under this Section 3.4.2 and for benefits payable under applicable benefit plans in which Executive is entitled to participate pursuant to Section 2.7 hereof through the Termination Date, subject to and in accordance with the terms of such plans.

3.4.3

As a condition to Executive’s right to receive any benefits pursuant to Section 3.4.2 of this Agreement, (A) Executive must execute and deliver to the Company a written release in form and substance reasonably satisfactory to the Company, of any and all claims against the Company and all directors and officers of the Company with respect to all matters arising out of Executive’s employment hereunder, or the termination thereof (other than claims for entitlements under the terms of this Agreement or plans or programs of the Company in which Executive has accrued a benefit); and (B) Executive must not breach any of his covenants and agreements under Section 1.3 and ARTICLE IV of this Agreement, which shall continue following the Termination Date.

3.4.4

In the event of termination of Executive’s employment pursuant to Section 3.1.5 (by the Company for Cause), and subject to applicable law and regulations, the Company shall be entitled to offset against any payments due Executive the loss and damage, if any, which shall have been suffered by the Company as a result of the acts or omissions of Executive giving rise to termination. The foregoing shall not be construed to limit any cause of action, claim or other rights, which the Company may have against Executive in connection with such acts or omissions.

3.4.5

Upon termination of Executive’s employment hereunder, or on demand by the Company during the term of this Agreement, Executive will immediately deliver to the Company, and will not keep in his possession, recreate or deliver to anyone else, any and all Company property, as well as all devices and equipment belonging to the Company (including computers, handheld electronic devices, telephone equipment, and other electronic devices), Company credit cards, records, data, notes, notebooks, reports, files, proposals, lists, correspondence, specifications, drawings blueprints, sketches, materials, photographs, charts, all documents and property, and reproductions of any of the aforementioned items that were developed by Executive pursuant to his employment with the Company, obtained by Executive in connection with his employment with the Company, or otherwise belonging to the Company, its successors or assigns, including, without limitation, those records maintained pursuant to this Agreement.

3.4.6

Executive also agrees to keep the Company advised of his home and business address for a period of two (2) years after termination of Executive’s employment hereunder, so that the Company can contact Executive regarding his continuing obligations provided by this Agreement. In the event that Executive’s employment hereunder is terminated, Executive agrees to grant consent to notification by the Company to Executive’s new employer about his obligations under this Agreement.

3.4.7

Consulting. During the sixty day period following any termination of this Agreement pursuant to Section 3.1.3, Section 3.1.4, Section 3.1.6, or Section 3.1.7, Executive shall be available, subject to his other reasonable commitments or obligations made or incurred in mitigation of the termination of his employment, by telephone, email or fax, as a consultant to the Company, with payment by the Company of $50 per hour, plus reasonable documented expenses, to consult with its officers and directors regarding projects and/or tasks as defined by the Board.

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ARTICLE IV.

INVENTIONS; CONFIDENTIAL/TRADE SECRET INFORMATION

AND RESTRICTIVE COVENANTS

4.1.

Inventions. All processes, technologies and inventions relating to the business of the Company (collectively, “Inventions”), including new contributions, improvements, ideas, discoveries, trademarks and trade names, conceived, developed, invented, made or found by Executive, alone or with others, during his employment by the Company, whether or not patentable and whether or not conceived, developed, invented, made or found on the Company’s time or with the use of the Company’s facilities or materials, shall be the property of the Company and shall be promptly and fully disclosed by Executive to the Company. Executive shall perform all necessary acts (including, without limitation, executing and delivering any confirmatory assignments, documents or instruments requested by the Company) to assign or otherwise to vest title to any such Inventions in the Company and to enable the Company, at its sole expense, to secure and maintain domestic and/or foreign patents or any other rights for such Inventions.

4.2.

Confidential/Trade Secret Information/Non-Disclosure.

4.2.1

Confidential/Trade Secret Information Defined. During the course of Executive’s employment, Executive will have access to various Confidential/Trade Secret Information of the Company and information developed for the Company. For purposes of this Agreement, the term “Confidential/Trade Secret Information” is information that is not generally known to the public and, as a result, is of economic benefit to the Company in the conduct of its business, and the business of the Company’s subsidiaries. Executive and the Company agree that the term “Confidential/Trade Secret Information” includes but is not limited to all information developed or obtained by the Company, including its affiliates, and predecessors, and comprising the following items, whether or not such items have been reduced to tangible form (e.g., physical writing, computer hard drive, disk, tape, e-mail, etc.): all methods, techniques, processes, ideas, research and development, product designs, engineering designs, plans, models, production plans, business plans, add-on features, trade names, service marks, slogans, forms, pricing structures, menus, business forms, marketing programs and plans, layouts and designs, financial structures, operational methods and tactics, cost information, the identity of and/or contractual arrangements with suppliers and/or vendors, accounting procedures, and any document, record or other information of the Company relating to the above. Confidential/Trade Secret Information includes not only information directly belonging to the Company which existed before the date of this Agreement, but also information developed by Executive for the Company, including its subsidiaries, affiliates and predecessors, during the term of Executive’s employment with the Company. Confidential/Trade Secret Information does not include any information which (a) was in the lawful and unrestricted possession of Executive prior to its disclosure to Executive by the Company, its subsidiaries, affiliates or predecessors, (b) is or becomes generally available to the public by lawful acts other than those of Executive after receiving it, or (c) has been received lawfully and in good faith by Executive from a third party who is not and has never been an executive of the Company, its subsidiaries, affiliates or predecessors, and who did not derive it from the Company, its subsidiaries, affiliates or predecessors.

4.2.2

Restriction on Use of Confidential/Trade Secret Information. Executive agrees that his use of Confidential/Trade Secret Information is subject to the following restrictions for an indefinite period of time so long as the Confidential/Trade Secret Information has not become generally known to the public:

(i)

Non-Disclosure. Executive agrees that he will not publish or disclose, or allow to be published or disclosed, Confidential/Trade Secret Information to any person without the prior written authorization of the Company unless pursuant to or in connection with Executive’s job duties to the Company under this Agreement; and

(ii)

Non-Removal/Surrender. Executive agrees that he will not remove any Confidential/Trade Secret Information from the offices of the Company or the premises of any facility in which the Company is performing services, except pursuant to his duties under this Agreement. Executive further agrees that he shall surrender to the Company all documents and materials in his possession or control which contain Confidential/Trade Secret Information and which are the property of the Company upon the termination of his employment with the Company, and that he shall not thereafter retain any copies of any such materials.

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4.2.3

Prohibition Against Unfair Competition/ Non-Solicitation of Customers. Executive agrees that at no time after his employment with the Company will he engage in competition with the Company while making any use of the Confidential/Trade Secret Information, or otherwise exploit or make use of the Confidential/Trade Secret Information. Executive agrees that during the twelve-month period following the Termination Date, he will not directly or indirectly accept or solicit, in any capacity, the business of any customer of the Company with whom Executive worked or otherwise had access to the Confidential/Trade Secret Information pertaining to the Company’s business with such customer during the last year of Executive’s employment with the Company, or solicit, directly or indirectly, or encourage any of the Company’s customers or suppliers to terminate their business relationship with the Company, or otherwise interfere with such business relationships.

4.3.

Non-Solicitation of Employees. Executive agrees that during the twelve-month period following the Termination Date, he shall not, directly or indirectly, solicit or otherwise encourage any employees of the Company to leave the employ of the Company, or solicit, directly or indirectly, any of the Company’s employees for employment.

4.4.

Non-Solicitation During Employment. During his employment with the Company, Executive shall not: (a) interfere with the Company’s business relationship with its customers or suppliers, (b) solicit, directly or indirectly, or otherwise encourage any of the Company’s customers or suppliers to terminate their business relationship with the Company, or (c) solicit, directly or indirectly, or otherwise encourage any employees of the Company to leave the employ of the Company, or solicit any of the Company’s employees for employment.

4.5.

Conflict of Interest. During Executive’s employment with the Company, Executive must not engage in any work, paid or unpaid, that creates an actual conflict of interest with the Company. If the Company or the Executive have any question as to the actual or apparent potential for a conflict of interest, either shall raise the issue formally to the other, and if appropriate and necessary the issue shall be put to the Board of Directors of the Company for consideration and approval or non-approval, which approval or non-approval the Executive agrees shall be binding on the Executive.

4.6.

Breach of Provisions. If Executive materially breaches any of the provisions of this ARTICLE IV, or in the event that any such breach is threatened by Executive, in addition to and without limiting or waiving any other remedies available to the Company at law or in equity, the Company shall be entitled to immediate injunctive relief in any court, domestic or foreign, having the capacity to grant such relief, to restrain any such breach or threatened breach and to enforce the provisions of this ARTICLE IV.

4.7.

Reasonable Restrictions. The Parties acknowledge that the foregoing restrictions, as well as the duration and the territorial scope thereof as set forth in this ARTICLE IV, are under all of the circumstances reasonable and necessary for the protection of the Company and its business.

4.8.

Specific Performance. Executive acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of Section 1.3, Section 4.1 Section 4.2, Section 4.4 or Section 4.5 hereof would be inadequate and, in recognition of this fact, Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.

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ARTICLE V.

INDEMNIFICATION

5.1.

The Company agrees to indemnify Executive and hold Executive harmless from and against any and all losses, claims, damages, liabilities and costs (and all actions in respect thereof and any legal or other expenses in giving testimony or furnishing documents in response to a subpoena or otherwise), including, without limitation, the costs of investigating, preparing or defending any such action or claim, whether or not in connection with litigation in which Executive is a party, as and when incurred, directly or indirectly caused by, relating to, based upon or arising out of any work performed by Executive in connection with this Agreement to the full extent permitted by the Nevada Revised Statutes, and by the Articles of Incorporation and Bylaws of the Company, as may be amended from time to time, and pursuant to any indemnification agreement between Executive and the Company.

5.2.

The indemnification provision of this ARTICLE V shall be in addition to any liability which the Company may otherwise have to Executive.

5.3.

If any action, proceeding or investigation is commenced as to which Executive proposes to demand such indemnification, Executive shall notify the Company with reasonable promptness. Executive shall have the right to retain counsel of Executive’s own choice to represent Executive and the Company shall pay all reasonable fees and expenses of such counsel; and such counsel shall, to the fullest extent consistent with such counsel’s professional responsibilities, cooperate with the Company and any counsel designated by the Company. The Company shall be liable for any settlement of any claim against Executive made with the Company’s written consent, which consent shall not be unreasonably withheld or delayed, to the fullest extent permitted by the Nevada Revised Statutes and the Articles of Incorporation and Bylaws of the Company, as may be amended from time to time.

ARTICLE VI.

ARBITRATION

6.1.

Scope. To the fullest extent permitted by law, Executive and the Company agree to the binding arbitration of any and all controversies, claims or disputes between them arising out of or in any way related to this Agreement, the employment relationship between the Company and Executive and any disputes upon termination of employment, including but not limited to breach of contract, tort, discrimination, harassment, wrongful termination, demotion, discipline, failure to accommodate, family and medical leave, compensation or benefits claims, constitutional claims; and any claims for violation of any local, state or federal law, statute, regulation or ordinance or common law. For the purpose of this agreement to arbitrate, references to “Company” include all subsidiaries or related entities and their respective executives, supervisors, officers, directors, agents, pension or benefit plans, pension or benefit plan sponsors, fiduciaries, administrators, affiliates and all successors and assigns of any of them, and this agreement to arbitrate shall apply to them to the extent Executive’s claims arise out of or relate to their actions on behalf of the Company.

6.2.

Arbitration Procedure. To commence any such arbitration proceeding, the Party commencing the arbitration must provide the other Party with written notice of any and all claims forming the basis of such right in sufficient detail to inform the other Party of the substance of such claims. In no event shall this notice for arbitration be made after the date when institution of legal or equitable proceedings based on such claims would be barred by the applicable statute of limitations. The arbitration will be conducted in Laguna Beach, California, by a single neutral arbitrator and in accordance with the then-current rules for resolution of employment disputes of the American Arbitration Association (“AAA”). The Arbitrator is to be selected by the mutual agreement of the Parties. If the Parties cannot agree, the Superior Court will select the arbitrator. The Parties are entitled to representation by an attorney or other representative of their choosing. The arbitrator shall have the power to enter any award that could be entered by a judge of the trial court of the State of California, and only such power, and shall follow the law. The award shall be binding and the Parties agree to abide by and perform any award rendered by the arbitrator. The arbitrator shall issue the award in writing and therein state the essential findings and conclusions on which the award is based. Judgment on the award may be entered in any court having jurisdiction thereof. The losing Party in the arbitration hearing shall bear the costs of the arbitration filing and hearing fees and the cost of the arbitrator.

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ARTICLE VII.

MISCELLANEOUS

7.1.

Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective legal representatives, heirs, successors and assigns. Executive may not assign any of his rights or obligations under this Agreement. The Company may assign its rights and obligations under this Agreement to any successor entity.

7.2.

Notices. Any notice provided for herein shall be in writing and shall be deemed to have been given or made (a) when personally delivered or (b) when sent by telecopier and confirmed within 48 hours by letter mailed or delivered to the Party to be notified at its or his address set forth herein; or three (3) days after being sent by registered or certified mail, return receipt requested (or by equivalent currier with delivery documentation such as FEDEX or UPS) to the address of the other Party set forth or to such other address as may be specified by notice given in accordance with this Section 7.2:

If to the Company:	Code Green Apparel Corp. 31642 Pacific Coast Highway, Ste 102 Laguna Beach, California 92651 Telephone: (866) 660-8156 Attention: Secretary
If to the Executive:	[Executive] (Address and contact information on file)

7.3.

Severability. If any provision of this Agreement, or portion thereof, shall be held invalid or unenforceable by a court of competent jurisdiction, such invalidity or unenforceability shall attach only to such provision or portion thereof, and shall not in any manner affect or render invalid or unenforceable any other provision of this Agreement or portion thereof, and this Agreement shall be carried out as if any such invalid or unenforceable provision or portion thereof were not contained herein. In addition, any such invalid or unenforceable provision or portion thereof shall be deemed, without further action on the part of the Parties hereto, modified, amended or limited to the extent necessary to render the same valid and enforceable.

April 1, 2016	Page 10 of 14 [ Executive ]	Initials ___/ ___

7.4.

Waiver. No waiver by a Party of a breach or default hereunder by the other Party shall be considered valid, unless expressed in a writing signed by such first Party, and no such waiver shall be deemed a waiver of any subsequent breach or default of the same or any other nature.

7.5.

Entire Agreement. This Agreement, including the Exhibits hereto, sets forth the entire agreement between the Parties with respect to the subject matter hereof, and supersedes any and all prior agreements between the Company and Executive, whether written or oral, relating to any or all matters covered by and contained or otherwise dealt with in this Agreement. This Agreement does not constitute a commitment of the Company with regard to Executive’s employment, express or implied, other than to the extent expressly provided for herein.

7.6.

Amendment. No modification, change or amendment of this Agreement or any of its provisions shall be valid, unless in a writing signed by the Parties and approved by the Board.

7.7.

Authority. The Parties each represent and warrant that it/he has the power, authority and right to enter into this Agreement and to carry out and perform the terms, covenants and conditions hereof.

7.8.

Attorneys’ Fees. If either Party hereto commences an arbitration or other action against the other Party to enforce any of the terms hereof or because of the breach by such other Party of any of the terms hereof, the prevailing Party shall be entitled, in addition to any other relief granted, to all actual out-of-pocket costs and expenses incurred by such prevailing Party in connection with such action, including, without limitation, all reasonable attorneys’ fees, and a right to such costs and expenses shall be deemed to have accrued upon the commencement of such action and shall be enforceable whether or not such action is prosecuted to judgment.

April 1, 2016	Page 11 of 14 [ Executive ]	Initials ___/ ___

7.9.

Construction. When used in this Agreement, unless a contrary intention appears: (i) a term has the meaning assigned to it; (ii) “or” is not exclusive; (iii) “including” means including without limitation; (iv) words in the singular include the plural and words in the plural include the singular, and words importing the masculine gender include the feminine and neuter genders; (v) any agreement, instrument or statute defined or referred to herein or in any instrument or certificate delivered in connection herewith means such agreement, instrument or statute as from time to time amended, modified or supplemented and includes (in the case of agreements or instruments) references to all attachments thereto and instruments incorporated therein; (vi) the words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision hereof; (vii) references contained herein to Article, Section, Schedule and Exhibit, as applicable, are references to Articles, Sections, Schedules and Exhibits in this Agreement unless otherwise specified; (viii) references to “writing” include printing, typing, lithography and other means of reproducing words in a visible form, including, but not limited to email; (ix) references to “dollars”, “Dollars” or “$” in this Agreement shall mean United States dollars; (x) reference to a particular statute, regulation or Law means such statute, regulation or Law as amended or otherwise modified from time to time; (xi) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein); (xii) unless otherwise stated in this Agreement, in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”; (xiii) references to “days” shall mean calendar days; and (xiv) the paragraph headings contained in this Agreement are for convenience only, and shall in no manner be construed as part of this Agreement.

7.10.

Governing Law. This Agreement, and all of the rights and obligations of the Parties in connection with the employment relationship established hereby, shall be governed by and construed in accordance with the substantive laws of the State of Nevada without giving effect to principles relating to conflicts of law.

7.11.

Survival. The termination of Executive’s employment with the Company pursuant to the provisions of this Agreement shall not affect Executive’s obligations to the Company hereunder which by the nature thereof are intended to survive any such termination, including, without limitation, Executive’s obligations under Section 1.3 and ARTICLE IV of this Agreement.

7.12.

Section 280G Safe Harbor Cap. In the event it shall be determined that any payment or distribution or any part thereof of any type to or for the benefit of Executive whether pursuant to the Agreement or any other agreement between Executive and the Company, or any person or entity that acquires ownership or effective control the Company or ownership of a substantial portion of the Company’s assets (within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended, and the regulations thereunder (the “Code”)) whether paid or payable or distributed or distributable pursuant to the terms of the Agreement or any other agreement, (the “Total Payments”), is or will be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Total Payments shall be reduced to the maximum amount that could be paid to Executive without giving rise to the Excise Tax (the “Safe Harbor Cap”), if the net after-tax payment to Executive after reducing Executive’s Total Payments to the Safe Harbor Cap is greater than the net after-tax (including the Excise Tax) payment to Executive without such reduction. The reduction of the amounts payable hereunder, if applicable, shall be made by reducing first the payment made pursuant to the Agreement and then to any other agreement that triggers such Excise Tax, unless an alternative method of reduction is elected by Executive. All mathematical determinations, and all determinations as to whether any of the Total Payments are “parachute payments” (within the meaning of Section 280G of the Code), that are required to be made under ARTICLE III, including determinations as to whether the Total Payments to Executive shall be reduced to the Safe Harbor Cap and the assumptions to be utilized in arriving at such determinations, shall be made by a nationally recognized accounting firm selected by the Company (the “Accounting Firm”). If the Accounting Firm determines that the Total Payments to Executive shall be reduced to the Safe Harbor Cap (the “Cutback Payment”) and it is established pursuant to a final determination of a court or an Internal Revenue Service (the “IRS”) proceeding which has been finally and conclusively resolved, that the Cutback Payment is in excess of the limitations provided in this Section 7.12 (hereinafter referred to as an “Excess Payment”), such Excess Payment shall be deemed for all purposes to be an overpayment to Executive made on the date such Executive received the Excess Payment and Executive shall repay the Excess Payment to the Company on demand; provided, however, if Executive shall be required to pay an Excise Tax by reason of receiving such Excess Payment (regardless of the obligation to repay the Company), Executive shall not be required to repay the Excess Payment (if Executive has already repaid such amount, the Company shall refund the amount to the Executive), and the Company shall pay Executive an amount equal to the difference between the Total Payments and the Safe Harbor Cap (provided that such amount has previously been repaid by the Executive or not previously paid by the Company).

April 1, 2016	Page 12 of 14 [ Executive ]	Initials ___/ ___

7.13.

Section 409A and 457A Compliance. To the extent applicable, this Agreement is intended to meet the requirements of Section 409A and 457A of the Code, and shall be interpreted and construed consistent with that intent. For purposes of this Agreement, each payment under this Agreement shall be considered a “separate payment” and not as part of a series of payments for purposes of Section 409A.

7.14.

Clawback. Notwithstanding any provision in this Agreement to the contrary, any portion of the payments and benefits provided under this Agreement, as well as any other payments and benefits which the Executive receives pursuant to a Company plan or other arrangement, shall be subject to a clawback to the extent necessary to comply with the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act or any Securities and Exchange Commission rule.

7.15.

Legal Counsel. Executive acknowledges and warrants that (A) he has been advised that Executive’s interests may be different from the Company’s interests, (B) he has been afforded a reasonable opportunity to review this Agreement, to understand its terms and to discuss it with an attorney and/or financial advisor of his choice and (C) he knowingly and voluntarily entered into this Agreement. The Company and Executive shall each bear their own costs and expenses in connection with the negotiation and execution of this Agreement.

7.16.

Counterparts, Effect of Facsimile, Emailed and Photocopied Signatures. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments hereto or thereto, may be executed in one or more counterparts, all of which shall constitute one and the same instrument. Any such counterpart, to the extent delivered by means of a facsimile machine or by .pdf, .tif, .gif, .peg or similar attachment to electronic mail (any such delivery, an “Electronic Delivery”) shall be treated in all manners and respects as an original executed counterpart and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any Party, each other Party shall re execute the original form of this Agreement and deliver such form to all other Parties. No Party shall raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each such Party forever waives any such defense, except to the extent such defense relates to lack of authenticity.

7.17.

Interpretation. When used in this Agreement, unless a contrary intention appears: (i) a term has the meaning assigned to it; (ii) “or” is not exclusive; (iii) “including” means including without limitation; (iv) words in the singular include the plural and words in the plural include the singular; (v) any agreement, instrument or statute defined or referred to herein or in any instrument or certificate delivered in connection herewith means such agreement, instrument or statute as from time to time amended, modified or supplemented and includes (in the case of agreements or instruments) references to all attachments thereto and instruments incorporated therein; (vi) the words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision hereof; (vii) references contained herein to Article, Section, Schedule and Exhibit, as applicable, are references to Articles, Sections, Schedules and Exhibits in this Agreement unless otherwise specified; and (viii) references to “writing” include printing, typing, lithography and other means of reproducing words in a visible form, including, but not limited to email.

[Remainder of page left intentionally blank. Signature page follows]

April 1, 2016	Page 13 of 14 [ Executive ]	Initials ___/ ___

This Agreement contains provisions requiring binding arbitration of disputes. By signing this Agreement, Executive acknowledges that he (i) has read and understood the entire Agreement; (ii) has received a copy of it (iii) has had the opportunity to ask questions and consult counsel or other advisors about its terms; and (iv) agrees to be bound by it.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the day and year first above written.

“COMPANY”
CODE GREEN APPAREL CORP.
a Nevada corporation

By:
	Name:	George J. Powell, III
	Title:	Chief Executive Officer

“EXECUTIVE”

[ Executive ]
April 1, 2016	Page 14 of 14 [ Executive ]	Initials ___/ ___

RESTRICTED STOCK AGREEMENT

Executive	Grant Date	Number of Restricted Shares
[Executive]	April 1, 2016	[____]

RECITALS:

Code Green Apparel Corp. (the “Company”) and Executive have previously entered into an Executive Employment Agreement dated March [ ], 2016 (the “Employment Agreement”) setting forth some of the terms of Executive’s employment and post-employment relationships with Company. Capitalized terms used herein, but not otherwise defined, shall have the meanings given to such terms of the Employment Agreement.

The Board of Directors has determined to award to the Executive shares of the common stock of the Company (“Common Stock”), subject to the restrictions contained herein.

NOW, THEREFORE, for good and valuable consideration, including the mutual promises set forth in this agreement and the Employment Agreement and the benefits that the Company expects to derive in connection with the services to be hereafter rendered to it or its subsidiaries by the Executive, the Company and the Executive hereby agree as follows:

ARTICLE I

RESTRICTED SHARES

1.1

Award of Restricted Shares. The Company hereby awards to the Executive the number of shares of Common Stock listed above under the heading “Number of Restricted Shares” (the “Restricted Shares”), subject to the restrictions contained herein.

1.2

Vesting of the Restricted Shares. Subject to the terms of this Agreement, the Restricted Shares shall vest in accordance with the following schedule:

Shares Vesting
March 31, 2017	100%

(a)

Termination Due to Death, Disability, End of Term, By Company for Cause, or By Executive Other Than for Good Reason. If Executive’s employment is terminated pursuant to Section 3.1.1 (death), Section 3.1.2 (disability), Section 3.1.3 (the end of the Initial Term if either Party has timely delivered a Non-Renewal Notice as provided in Section 1.1 or the end of any Automatic Renewal Term pursuant to which either Party has timely delivered a Non-Renewal Notice as provided in Section 1.1), Section 3.1.4 (without Good Reason by the Executive), or Section 3.1.5 (by the Company for Cause) of the Employment Agreement, the vesting of the Restricted Shares shall, on the date of such termination, cease and any unvested Restricted Shares shall be forfeited by Executive and revert to the Company.

(b)

Termination By Company Without Cause or By Executive for Good Reason. If Executive’s employment is terminated by Executive pursuant to Section 3.1.6 (Good Reason), or pursuant to Section 3.1.7 (without Cause by the Company) of the Employment Agreement, any Restricted Shares that are scheduled to vest during the period through the end of the Initial Term or the then current Automatic Renewal Term, as applicable, of the Employment Agreement, shall immediately vest.

Any Restricted Shares which do not vest shall be forfeited by Executive and revert to the Company. The period during which the Restricted Shares are unvested is referred to herein as the Restricted Period.

Restricted Stock Award Agreement 1

1.3

Shareholder Status. Prior to the vesting of the Restricted Shares, Executive shall have the right to vote the Restricted Shares, the right to receive and retain all regular cash dividends paid or distributed in respect of the Restricted Shares, and except as expressly provided otherwise herein, all other rights as a holder of outstanding shares of Common Stock. Notwithstanding the foregoing, the Executive shall not have the right to vote or to receive dividends with respect to the Restricted Shares with respect to record dates occurring after any of the Restricted Shares revert to the Company pursuant to Section 1.2 hereof. Until the Restricted Shares vest pursuant to Section 1.2 hereof, the Company shall retain custody of the stock certificates representing the Restricted Shares. As soon as practicable after the lapse of the restrictions, the Company shall issue or release or cause to be issued or released certificate(s) representing the shares, less any shares used to satisfy the obligation to withhold income and/or employment taxes in connection with the vesting of any Restricted Shares. The Executive shall give the Company a stock power for such Restricted Shares duly endorsed in blank which will be used in the event shares are forfeited in whole or in part.

1.4

Prohibition Against Transfer. During the Restricted Period, the Restricted Shares may not be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) by the Executive, or be subject to execution, attachment or similar process. Any transfer in violation of this Section 1.4 shall be void and of no further effect.

1.5

Forfeited Shares. The Company and/or the Company’s transfer agent shall be authorized to take whatever action necessary, if any, following a forfeiture of Restricted Shares to reflect the cancellation of the Restricted Shares subject to such forfeiture (the “Forfeited Shares”), which shall not require the approval and/or consent of Executive, and provided that by agreeing to the terms and conditions of this Agreement, Executive hereby agrees to release the Company and the Company’s transfer agent from any and all liability whatsoever in connection with the cancellation of the Forfeited Shares following a forfeiture (a “Cancellation”). Notwithstanding the above, Executive hereby covenants that he will, whenever and as reasonably requested by the Company and the transfer agent, at his sole cost and expense, do, execute, acknowledge and deliver any and all such other and further acts, deeds, assignments, transfers, conveyances, confirmations, powers of attorney and any instruments of further assurance, approvals and consents as the Company or the transfer agent may reasonably require in order to complete, insure and perfect the Cancellation, if such may be reasonably required by the Company and/or the Company’s transfer agent.

ARTICLE II

TAX MATTERS

2.1

Tax Responsibility. The Executive (and not the Company) shall be responsible for the Executive’s federal, state, local or foreign tax liability and any of the Executive’s other tax consequences that may arise as a result of the transactions contemplated by this Agreement. The Executive shall rely solely on the determinations of the Executive’s tax advisors or the Executive’s own determinations, and not on any statements or representations by the Company or any of its agents, with regard to all such tax matters. The acquisition of the Restricted Shares may result in adverse tax consequences that may be avoided or mitigated by filing an election under Section 83(b) of the Internal Revenue Code of 1986, as amended (the “Code”). Such election may be filed only within thirty (30) days after the date of this Agreement. The Executive should consult with a tax advisor to determine the tax consequences of acquiring the Restricted Shares and the advantages and disadvantages of filing the Code Section 83(b) election. The Executive acknowledges that it is the Executive’s sole responsibility, and not the Company’s, to file a timely election under Section 83(b) of the Code, even if the Executive requests the Company or its representatives make this filing on the Executive’s behalf. Attached is a form 83(b) election as Exhibit A for convenience.

2.2

Withholding Tax Payment. To the extent that the receipt of the Restricted Shares or the vesting or repurchase of the Restricted Shares results in income to the Executive for federal, state or local income tax purposes, the Executive shall deliver to the Company at the time the Company is obligated to withhold taxes in connection with such receipt or vesting, as the case may be, such amount as the Company requires to meet its withholding obligation under applicable tax laws or regulations, and if the Executive fails to do so, the Company has the right and authority to deduct or withhold from other compensation payable to the Executive an amount sufficient to satisfy its withholding obligations.

Restricted Stock Award Agreement 2

ARTICLE III

REPRESENTATIONS, WARRANTIES AND CONFIRMATIONS OF EXECUTIVE

3.1

Representations, Warranties and Confirmations of Executive. The Executive hereby represents, warrants and confirms the following to the Company:

a.

Executive recognizes that the Restricted Shares (the “Securities”) have not been registered under the Securities Act of 1933, as amended (the “1933 Act,” or the “Act”), nor under the securities laws of any state and, therefore, cannot be resold unless the resale of the Securities is registered under the 1933 Act or unless an exemption from registration is available. Executive may not sell the Securities without registering them under the 1933 Act and any applicable state securities laws unless exemptions from such registration requirements are available with respect to any such sale. The Company is under no obligation to register such Securities under the 1933 Act or under any state “Blue Sky” laws prior to or subsequent to their issuance;

b.

Executive acknowledges that he is a “sophisticated investor” (i.e., has experience and knowledge in and with investments in companies similar to the Company); has, prior to the date of this Agreement, been given an opportunity to review material contracts and documents of the Company and has had an opportunity to ask questions of and receive answers from the Company’s officers and directors and has no pending questions as of the date of this Agreement; and is not relying on any oral representation of the Company or any other person, nor any written representation or assurance from the Company in connection with such Executive’s acceptance of the Securities and investment decision in connection therewith. The Executive acknowledges that due to Executive’s status as an employee of the Company, the Executive has knowledge of the financial condition, business operations, risks affecting the business operations of, and results of operations of the Company;

c.

Executive has such knowledge and experience in financial and business matters such that Executive is capable of evaluating the merits and risks of an investment in the Securities and of making an informed investment decision, and does not require a representative in evaluating the merits and risks of an investment in the Securities;

d.

Executive recognizes that an investment in the Company is a speculative venture and that the total amount of consideration tendered in connection with the Securities is placed at the risk of the business and may be completely lost. The ownership of the Securities as an investment involves special risks;

e.

Executive realizes that the Securities cannot readily be sold as they will be restricted securities and therefore the Securities must not be accepted unless Executive has liquid assets sufficient to assure that Executive can provide for current needs and possible personal contingencies;

f.

Executive confirms and represents that he is able (i) to bear the economic risk of the Securities, (ii) to hold the Securities for an indefinite period of time, and (iii) to afford a complete loss of the Securities. Executive also represents that he has (i) adequate means of providing for his current needs and possible personal contingencies, and (ii) has no need for liquidity in the Securities;

g.

All information which Executive has provided to the Company concerning Executive’s financial position and knowledge of financial and business matters is correct and complete as of the date hereof;

h.

Executive has carefully considered and has, to the extent he believes such discussion necessary, discussed with his professional, legal, tax and financial advisors, the suitability of an investment in the Securities for his particular tax and financial situation and his advisers, if such advisors were deemed necessary, have determined that the Securities are a suitable investment for him;

Restricted Stock Award Agreement 3

i.

Executive has not become aware of and has not been offered the Securities by any form of general solicitation or advertising, including, but not limited to, advertisements, articles, notices or other communications published in any newspaper, magazine, or other similar media or television or radio broadcast or any seminar or meeting where, to the Executive’s knowledge, those individuals that have attended have been invited by any such or similar means of general solicitation or advertising;

j.

Executive understands that the Securities are being offered to him in reliance on specific exemptions from or non-application of the registration requirements of federal and state securities laws and that the Company is relying upon the truth and accuracy of the representations, warranties, agreements, acknowledgments and understandings of Executive set forth herein in order to determine the applicability of such exemptions and the suitability of Executive to acquire the Securities. All information which Executive has provided to the Company concerning the undersigned’s knowledge of financial and business matters is correct and complete as of the date hereof;

k.

the Company is under no obligation to register or seek an exemption under any federal and/or state securities acts for any sale or transfer of the Securities by Executive, and Executive is solely responsible for determining the status, in his hands, of the Securities acquired in connection herewith and the availability, if required, of exemptions from registration for purposes of sale or transfer of the Securities;

l.

No federal or state agency has made any finding or determination as to the fairness of the Securities for investment or any recommendation or endorsement of the Securities. The Securities have not been registered under the 1933 Act or the securities laws of any State and are being offered and sold in reliance on exemptions from the registration requirements of the 1933 Act and such state laws;

m.

The Executive is acquiring the Securities for his own account for long-term investment and not with a view toward resale, fractionalization or division, or distribution thereof, and he does not presently have any reason to anticipate any change in his circumstances, financial or otherwise, or particular occasion or event which would necessitate or require his sale or distribution of the Securities. No one other than the Executive has any beneficial interest in said securities. The Executive is receiving the Securities for his account for the purpose of investment and not with a view to, or for sale in connection with, any distribution thereof; and

n.

The Executive understands and agrees that a legend has been or will be placed on any certificate(s) or other document(s) evidencing the Securities in substantially the following form:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED OR ANY STATE SECURITIES ACT. THE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE SOLD, TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS (I) THEY SHALL HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED AND ANY APPLICABLE STATE SECURITIES ACT, OR (II) THE CORPORATION SHALL HAVE BEEN FURNISHED WITH AN OPINION OF COUNSEL, SATISFACTORY TO COUNSEL FOR THE CORPORATION, THAT REGISTRATION IS NOT REQUIRED UNDER ANY SUCH ACTS.

Restricted Stock Award Agreement 4

ARTICLE IV

MISCELLANEOUS

4.1

References to Employment Agreement. All references to the Employment Agreement herein shall refer to the Employment Agreement in effect on the date of grant of Restricted Shares. Notwithstanding that, at the time of a termination of Executive’s employment, the Executive and Company may no longer be parties to such Employment Agreement or may have amended such Employment Agreement, this Agreement shall be interpreted as if such Employment Agreement were still in place (including any requirements to give notice, etc.).

4.2

Taxes. The Company may require payment of or withhold any income or employment tax which it believes is payable as a result of the grant or vesting of the Restricted Shares or any payments thereon or in connection therewith, and the Company may defer making delivery with respect to the shares until arrangements satisfactory to the Company have been made with regard to any such withholding obligation.

4.3

No Employment Rights. The award of the Restricted Shares pursuant to this Agreement shall not give the Executive any right to remain employed by the Company or any affiliate thereof.

4.4

Notices. Any notice to be given to the Company under the terms of this Agreement shall be governed by the terms of the Employment Agreement.

4.5

Governing Law. This Agreement and all questions arising hereunder or in connection herewith shall be determined in accordance with the laws of the State of Nevada without giving effect to its conflicts of law provisions.

IN WITNESS WHEREOF, the parties have caused this Agreement to be effective as of the date first written above.

COMPANY:	PARTICIPANT:

Code Green Apparel Corp.
A Nevada corporation

George J. Powell, III	[Executive]
Chief Executive Officer

Restricted Stock Award Agreement 5

EXHIBIT A

ELECTION TO INCLUDE VALUE OF RESTRICTED PROPERTY IN GROSS INCOME IN YEAR OF TRANSFER
UNDER CODE §83(b)

 The undersigned hereby elects pursuant to Section 83(b) of the Internal Revenue Code with respect to the property described below and supplies the following information in accordance with the regulations promulgated thereunder.

1.	The name, address, and taxpayer identification number of the undersigned are:

Name:
Spouse’s Name:
Address:
City, State, Zip:
Soc. Sec. Number:
Spouse’s Soc. Sec. Num:

2.	The property with respect to which this election is being made consists of [____] shares of Common Stock (the “Shares”) of CODE GREEN APPAREL CORP., a Nevada corporation (the “Company”).

3.	The date on which the property was transferred was _________ ___, _____.

4.	The Shares are subject to forfeiture and repurchase, subject to the undersigned’s continuing performance of service on behalf of the Company, as set forth in a Restricted Stock Award Agreement entered into by the undersigned in connection with the undersigned’s acquisition of such Shares.

5.	The fair market value at the time of the transfer (determined without regard to any restrictions, other than those which by their term will never lapse) of the Shares is $______ per Share.

6.	The Shares were acquired by the undersigned in consideration for services.

7.	A copy of this statement has been furnished to the Company.

Dated: __________ ___, _____

Taxpayer:
Print Name:

Spouse:
Print Name:

Restricted Stock Award Agreement 6